Exhibit 19.1

BEYONDSPRING INC.

POLICY ON INSIDER TRADING

Adopted February 9, 2017

Updated January 19, 2018

Updated February 28, 2018

Updated April 27, 2018

This Insider Trading Policy describes the standards of BeyondSpring Inc. and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees and their respective family members that live in the same household as such director, officer or employee and any family members whose transactions in Company’s securities are directed by such director, officer or employee or are subject to his or her influence or control (such as parents or children who consult such director, officer or employee before they trade in Company securities) (collectively, “Family Members”) and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company (iii) the employees listed on Appendix A and (iv) anyone else that the Company believes may encounter material non-public information during the course of their employment with the Company (collectively, “Covered Persons”). Every officer, director and employee must review this policy.

The purpose of this policy is to protect the integrity and reputation of the Company and the investments of its shareholders by mandating trading restrictions to which directors, officers, employees and others are subject under applicable securities laws and regulations, and to set forth policies governing instruments in the shares of the Company and the reporting thereof.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

This Policy is not intended to discourage investment in Company shares. Rather, it is to highlight the obligations and the restrictions imposed on insiders by relevant securities legislation, regulations and applicable case law.

PART I

1. Applicability

This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This Policy applies to all employees of the Company, all officers of the Company and all members of the Company’s board of directors and their respective Family Members.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) No director, officer or employee or any of their respective Family Members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined below.)

(b) No director, officer or employee or any of their respective Family Members who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including Family Members and friends, or otherwise disclose such information without the Company’s authorization.

(c) No director, officer or employee or any of their respective Family Members may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their Family Members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including Family Members and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (as defined below).

(e) Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3. Definitions

(a) Material Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) major changes in management;

(vii) changes in dividends;

(viii) extraordinary borrowings;

(ix) award or loss of a significant contract;

(x) changes in debt ratings;

(xi) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

(xii) offerings of Company securities; and

(xiii) pending statistical reports (such as, consumer price index, money supply and retail figures, or interest rate developments).

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

(b) Nonpublic Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the third trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c) The Company has appointed the Chief Financial Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

(iv) providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.

(v) providing a reporting system with an effective whistleblower protection mechanism.

4. Exceptions

The trading restrictions of this Policy do not apply to the following:

(a) 401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

(b) ESPP. Purchasing Company stock through the Company’s Employee Stock Purchase Plan (“ESPP”). However, any changes in your elections under the ESPP and the sale of any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.

(c) Options. Exercising stock options granted under the Company’s 2016 Omnibus Incentive Plan for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

5. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

(c) Size of Transaction. The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

6. Information Relating to the Company

Access to material, non-public information about the Company should be limited to officers, directors and employees of the Company on a need-to-know basis. Such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with Company policies). In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Compliance Officer pursuant to Section 8 below.

7. Limitations on Access to Company Information

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

(a) maintaining the confidentiality of Company-related transactions,

(b) conducting their business and social activities so as to not risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

(c) restricting access to documents and files (including computer files) containing material, non-public information;

(d) promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings; and

(e) avoiding the discussion of material, non-public information in places where the information could be overheard by others.

8. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at 646.305.6387 Compliance@beyondspringpharma.com.

PART II

1. Blackout Periods

To ensure compliance with securities legislation, all Covered Persons are prohibited from trading in the Company’s securities during blackout periods described below.

(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results for such period and, with respect to the fourth quarter, the year-end financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, the Compliance Officer will notify the Covered Persons affected. Those Covered Persons that are affected may not disclose to others, including other employees of the Company, that the Company has imposed a blackout period on certain Covered Persons.

(i) The blackout period begins as soon as management is aware of the development and continues until the related material information has been publicly disseminated and is reflected in the market price of the Company’s securities, typically 48 hours after the dissemination.

(ii) Covered Persons who are unsure whether or not they may trade in a given circumstance should contact the Compliance Officer to determine if the particular information is or is not material.

(c) Exception Covered Persons may be exempt from certain insider reporting requirements for acquisitions or dispositions of Company securities pursuant to an approved automatic securities purchase plan (a “Purchase Plan”) or an approved automatic securities disposition plan (“Disposition Plan”) or combined together a (“Trading Plan”) satisfying the requirements of National Instrument 55-104 - Insider Report Requirements and Exemptions (“NI 55-104”), Rule 10b5-1 under the Securities Exchange Act and the requirements of this policy.

A Covered Person may enter into a Trading Plan as long as the Trading Plan is “automatic” and meets the following conditions:

(i) at the time the Trading Plan is entered into (i) the director or officer is not in possession of any material undisclosed information relating to the Company and (ii) the director or officer provides a certificate to his or her broker from the Company confirming the Company is aware of the Trading Plan and that the director or officer is not in possession of any material undisclosed information relating to the Company;

(ii) trading parameters are clearly documented in writing at the time the Trading Plan is established;

(iii) the Trading Plan contains meaningful restrictions on the ability of Covered Person to profit from material undisclosed information by varying, suspending, or terminating the Trading Plan;

(iv) the Trading Plan provides that the broker may not consult with the insider regarding any transactions under the Trading Plan and that the Covered Person cannot disclose information to the broker that might influence the broker’s execution of the Trading Plan; and

(v) the Trading Plan was entered into in good faith.

The Compliance Officer must pre-approve any Trading Plan, which may be evidenced by the Compliance Officer’s signature on the Trading Plan Application Form as APPENDIX B. Transactions pursuant to a pre-approved Trading Plan may take place during blackout periods. Covered Persons are not required to obtain pre-clearance of Trading Plan transactions, as would otherwise be required by Section 3 below.

The Company reserves the right to require that additional provisions be included in a Trading Plan with the objective of complying with NI 55-104 and Rule 10b5-1. The Company shall not impose requirements regarding specific trades or trading instructions. The Company may make public disclosures regarding the existence or terms of a Trading Plan if it deems it desirable. The Company also reserves the right to require that transactions under a Trading Plan be suspended during periods when the Company believes that legal, contractual or regulatory restrictions could prohibit such transactions or make them undesirable. These might include periods during which directors and officers of the Company have agreed with underwriters that they will not sell Company securities for specified periods before and after a public offering.

Pursuant to NI 55-104, Purchase Plans are prohibited from including securities acquired under a cash payment option of a dividend or interest reinvestment plan or a lump sum provision of a share trading plan. Purchase Plans are also prohibited from applying to a related financial instrument (other than a common share) granted to a director or officer of the Company.

Covered Persons are encouraged to consult with their financial, tax and legal advisors to help ensure that a Trading Plan meets their objectives.

2. Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the day that a blackout period ends and ending on the day when a blackout period begins. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3. Pre-clearance of Securities Transactions

In order to assure compliance with securities law, Covered Persons must contact the Compliance Officer (or such person as may be designated by the Compliance Officer) to obtain “pre-clearance” prior to buying or selling Company securities.

Covered Persons shall not purchase (except by exercise of option or warrant) or sell securities of the Company (directly or indirectly through accounts which he/she controls or in which he/she has an interest) except as follows:

(a) Before any securities transaction is effected, it must be reported to and cleared by the Compliance Officer (and where the restricted person is the Compliance Officer, by the Chairman, CEO or CFO, as appropriate) based solely on the questions of possible misuse of inside information. Under normal circumstances, i.e., the absence of an unscheduled development, a suitable time to effect securities transactions with minimum risks regarding insider information would be during the two week period starting on the fourth business day after the Company issues its annual results or quarterly results to shareholders. Please also note the blackout periods described above in this Policy on Insider Trading and Reporting.

(b) Clearances are valid for five business days after the date of clearance unless revoked sooner by the Compliance Officer or his designee. Thereafter, clearances must be sought again. A clearance for a purchase of a security does not constitute clearance for a sale, and persons engaging in securities transactions must realize, and assume the risk, that they may not be able to sell a security for an indeterminate period if clearance for any reason cannot be given for the sale of the security.

(c) The denial of clearance for a securities transaction should be considered confidential business information and, as such, is subject to restrictions as to its use.

4. Prohibited Transactions

(a) Directors and executive officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) The Company’s securities should be purchased for investment purposes only. Transactions that could be perceived as speculative or influenced by positive or negative perceptions of the Company’s prospects, including through the use of puts, calls, collars, spread bets, contracts for difference and hedging transactions are not in the Company’s best interests and must be avoided. In particular, Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

(i) Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after such purchase;

(ii) Short sales. Covered Persons may not sell the Company’s securities short (It should be noted that exercising employee options and then selling the securities does not constitute a short sale);

(iii) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;

(iv) Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v) Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

Anyone scrutinizing a transaction will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, employees should carefully consider how enforcement authorities and others might view the transaction in hindsight.

An employee in possession of material nonpublic information when his/her relationship with the Company terminates, may not trade in Company securities until that information has become public or is no longer material. The prohibition under securities laws on trading while in possession of material non-public information applies to anyone and is not limited to employees of the issuer. Accordingly, the risk of a violation and the imposition of penalties as outlined above do not end when employment with the Company terminates.

5. Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________

APPENDIX A

This Insider Trading Policy applies to all employees, including executive officers, all Directors and consultant, G. Kenneth Lloyd, Ph.D.

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APPENDIX B

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BeyondSpring

Trading Plan Application

●	BeyondSpring insiders may transact only during an open trading window.

Type of Transaction (check one)

□ Purchase or acquire common stock

□ Sell or dispose of common stock

□ Exercise options without subsequent sale

□ Exercise options with subsequent sale

□ Other (describe): ___________________________________________________________________

Transaction Detail (complete each blank)

Number of securities: ________________________________________

Estimated share price: _______________________________________

Contemplated execution date: _________________________________

Date of your last “opposite way” transaction*: _____________________

Number of shares held as on date: _____________________________

Current market price as on date: _______________________________

Other Notice

___________________________________________________________________

Certification

I certify that I have fully disclosed the information requested in this form, I have read the Insider Trading Policy, I am not in possession of material nonpublic information, and to the best of my knowledge and belief the proposed transaction will not violate the Insider Trading Policy.

Signature: ________________________________

Print Name: _______________________________

Date: ____________________________________

Approval by CEO of BeyondSpring

Signature: ________________________________

Print Name: _______________________________

Date: ____________________________________

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100 Campus Drive, West Side, 4th Floor, Suite 410, Florham Park, NJ 07932 ● (646) 305-6387 ●
www.beyondspringpharma.com